Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 1, 2017

Milacron Holdings Corp.

10200 Alliance Road, Suite 200

Cincinnati, OH 45242

Ladies and Gentlemen:

We have acted as counsel to Milacron Holdings Corp., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333-217342) (as amended through the date hereof, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 13,800,000 shares of the common stock, $0.01 par value per share, of the Company (the “Securities”), including 1,800,000 Securities that may be purchased at the option of Credit Suisse Securities (USA) LLC (the “Representative”). The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, the selling stockholders named therein and the Representative, as representative of the underwriters named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and are validly issued, fully paid and non-assessable.

Milacron Holdings Corp.	- 2 -

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP